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                                         Pacific Century Financial Corporation
                   Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                                             Three Months Ended March 31

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                                                                     Fully
                                                   Primary          Diluted
                                                 ____________     ____________
        1997

        Net Income                                $35,481,000      $35,481,000
                                                 =============    =============

        Daily Average Shares Outstanding           39,719,276       39,719,276
        Shares Assumed Issued for Stock Options       551,985          552,706
                                                 -------------     ------------
                                                   40,271,261       40,271,982
                                                 =============     ============

        Earnings Per Common Share and
          Common Share Equivalents                      $0.88            $0.88
                                                 =============     ============



        1996

        Net Income                                $32,710,000      $32,710,000
                                                 =============    =============

        Daily Average Shares Outstanding           41,149,618       41,149,618
        Shares Assumed Issued for Stock Options       396,415          404,395
                                                 -------------     ------------
                                                   41,546,033       41,554,013
                                                 =============     ============

        Earnings Per Common Share and
           Common Share Equivalents                     $0.79            $0.79
                                                 ==============    ============

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